Exhibit 99.1

Investor Relations Contact:

John Riley

GoRemote Internet Communications, Inc.

(408) 955-1920

investor@GoRemote.com

Media Relations Contact:

Bethany Sebra

GoRemote Internet Communications, Inc.

(408) 965-1127

bsebra@GoRemote.com

GoRemote Stockholders Approve Merger with iPass

MILPITAS, Calif., - February 13, 2006 — GoRemote Internet Communications, Inc. (NASDAQ: GRIC) today announced that at a special meeting of its stockholders held today, the stockholders adopted the merger agreement between GoRemote and iPass Inc. (NASDAQ: IPAS).  As previously announced on December 12, 2005, under the terms of the merger agreement, iPass will pay $1.71 per share in cash for each outstanding share of GoRemote common stock and $3.37 per share in cash for each outstanding share of GoRemote Series A Preferred Stock and assume outstanding GoRemote options.

GoRemote previously announced that the waiting period for U.S. antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was terminated on January 12, 2006.  Subject to the satisfaction of the closing conditions set forth in the merger agreement, GoRemote anticipates that the transaction will close later this week.

About GoRemote

GoRemote Internet Communications, Inc. is a leading provider of secure managed virtual business network services, enabling customers to achieve best-of-breed network security and to increase critical business application performance, while reducing capital and operating expenses associated with their network. GoRemote provides a comprehensive portfolio of secure managed broadband network solutions for retail and branch office environments, teleworkers/home offices and mobile workforces. More information about GoRemote is available at www.GoRemote.com or by calling +1 408 955 1920.

GoRemote, GoRemote Branch Office, GoRemote Express, GoRemote Global Network, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Revolution, GoRemote Teleworker, GoRemote Total Security Protection, GoRemote Universal Remote Control, and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.

Forward Looking Statements

This press release contains forward-looking statements that are subject to safe harbors created under the U.S. federal securities laws. Forward-looking statements in this press release include expectations about the timing of the merger and the satisfaction of closing conditions to the transaction. Actual results may differ materially from those contained in the forward-looking statements in this press release. GoRemote undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.